Exhibit 99.1

NEWS RELEASE

Green Plains Declares Quarterly Cash Dividend

OMAHA, NEB. (GLOBE NEWSWIRE) – November 13, 2014  – The Board of Directors of Green Plains Inc. (NASDAQ: GPRE) today declared a cash dividend of $0.08 per share on the Company’s common stock.

The dividend will be payable on December 19, 2014 to shareholders of record as of the close of business November 28, 2014.

About Green Plains Inc.

Green Plains Inc. (NASDAQ: GPRE) is a diversified commodity-processing business with operations related to ethanol production, corn oil production, grain handling and storage, cattle feedlot operations, and commodity marketing and distribution services. The Company processes over ten million tons of corn annually, producing over one billion gallons of ethanol, three million tons of livestock feed and 250 million pounds of industrial grade corn oil at full capacity. Green Plains also is a partner in a joint venture to commercialize advanced technologies for growing and harvesting algal biomass.

Contact: Jim Stark,  Vice President - Investor and Media Relations,  Green Plains Inc. (402) 884-8700

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